Exhibit 10.2

EXCLUSIVE IMPORTATION AND MARKETING AGREEMENT

This Exclusive Importation and Marketing Agreement (the “Agreement”) is effective the 30th day of April 2010,

BETWEEN:

QUADRA ENERGY SYSTEMS INC. (the "Company"), a company organized and existing under the laws of Belize, with its registered office located at No. 5 New Road P.O. Box 388 Belize City, Belize.

AND:

AMECO INDUSTRIES LTD. (the "Importer"), a company organized and existing under the laws of the State of Nevada having its registered office at Suite 200 – 245 East Liberty Street, Reno Nevada, 89501 USA.

WHEREAS: The Company is owner and manufacturer of the QES2000 System which is an innovative, secure, efficient and proven method of converting waste organic materials into marketable energy products or by-products or an efficient cost effective method of disposing of waste organic materials in a safe, non-polluting, non toxic method compatible with all environmental standards as more particularly described in Schedule “A” and the QES2000 Plant which is more particularly described in Schedule ‘B”.

AND WHEREAS the Company is also owner and manufacturer of the QES gasification system which is an innovative, secure, efficient and proven method of converting Municipal Solid Waste (“MSW”) into synfuel suitable for a gas turbine capable of generating electricity

AND WHEREAS The QES2000 System has many applications including, disposal of electronic waste, soil remediation and is designed to answer the global challenge of waste management of MSW, which includes petrochemical compounds such as plastic waste, green waste, coal and tires while providing high recycled-content products and usable forms of power

AND WHEREAS the Company manufactures, under various names including without limitation the Products under the following trade names;

The “QES2000 Converting Unit”
The “QES2000 System”
The “QES2000 M System”
The “QES200 Utility Unit”
The “QES2000 Plant”

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AND WHEREAS the Importer has experience and expertise in the importation of products manufactured by others, in the United States of America;

AND WHEREAS the Company wishes to engage the services of the Importer to market the Products manufactured by the Company in USA and the Importer wishes to do so;

AND WHEREAS both parties wish to set out in writing the terms and conditions of their arrangement;

NOW THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS:

1. The Preamble to this Agreement shall form an integral part hereof as if at length recited herein.

2. The Company hereby grants the Importer the exclusive rights to import, sell and distribute all products manufactured from time to time by the Company to products and parts relating to or derived from Taiwan Patent No. 285138 or US Patent No. 7632471 and any modifications, improvements or substitute products now or in the future made, including without limitation the products described in the preamble but not limited to all models that are related products and parts invented and relating to the aforesaid Patents (collectively, the “Products”), in the USA, and the Importer hereby undertakes to export, sell and distribute the Products in the USA. The Importer agrees to exercise its best efforts to develop the largest possible market for the Products in the USA and shall continuously offer, advertise, demonstrate and otherwise promote the marketing of the Products in the USA. Importer agrees to exercise its best efforts to develop the largest possible market for the Products in the USA and shall continuously offer, advertise, demonstrate and otherwise promote the marketing of Products in the USA.

3. The Purchase Price for the following Products are:

(a) Price of the QES 2000 Systems sold to the Importer

The QES2000 System is sold FOB Company Plant and delivery shall be made in approximately eight (8) to twelve (12) months after the confirmation of each order or purchase, subject to matters which are beyond the control of the Company at the price set out below:

Price per each QES2000 System is to be agreed to by the Parties from time to time, subject to the terms and conditions contained in this Agreement.

(b) Price of the QES 2000 Plant sold to the Importer

The QES2000 Plant is sold FOB Company Plant and delivery shall be made in approximately eight (8) to Twelve (12) months after the confirmation of each order or purchase, subject to matter which are beyond the control of the Company at the price set out below:

Price per QES2000 Plant is to be agreed to by the Parties from time to time, subject to the terms and conditions contained in this Agreement.

The purchase price of any of the Company’s Products is subject to the Company reviewing and adjusting the price structure and if necessary adjusting the price by 6 months notice in writing delivered to the Importer so as to reflect any price increases in materials, parts, components, labor or transportation or currency deflation of the US Dollar etc. The price in effect as of the date of Importer's receipt of notice of such price change shall remain applicable to all orders received by Company prior to that effective date.

(c) The Purchase Price for all products shall be paid in the manner and on the terms mutually agreed upon for each project mutually negotiating in good faith.

If the price for any Product is not set forth herein and Importer nevertheless orders such a Product from Company, the parties hereby evidence their intention thereby to conclude a contract for the sale of that Product at a price to be determined by the Parties mutually negotiating in good faith.

The Importer shall place orders with the Company in writing for such quantity and type of Products as it, in its sole discretion, determines are required to meet its marketing, sales and distribution obligations in USA. The Company agrees to ensure an adequate supply of all Products to fill such orders from the Importer within 8 to 12 months from receipt of each order, save and except for special orders, which shall be handled on a case-by-case basis.

4. Term: This agreement shall be for a term of 30 years from the date of signing this agreement and shall be automatically renewed for a further term of 10 years on the same terms and conditions, excepting terms dealing with price unless terminated by mutual consent of the parties upon 60 days prior written notice. Provided however this Agreement may be terminated by mutual consent at any time during the term hereof, which termination shall be effective 90 days thereafter.

5. Termination: This agreement shall terminate without notice upon the happening of any of the following events:

a)	The filing of a voluntary petition in bankruptcy or insolvency by either party;
b)	The corporate dissolution of either party;
c)	The adjudication of either party as a bankrupt or insolvent;
d)	The appointment of a receiver for either party;
e)	The making of either party of a general assignment for benefit of creditors; or
f)	The admission by either party in writing of inability to meet debts as they mature.

6. The Company shall direct all orders and enquiries received from customers or prospective customers located or operating in the USA to the Importer. The Importer shall have sole and unfettered discretion to determine, implement and adjust from time to time, as deemed necessary by the Importer, the means and methods used to market, distribute and sell the Products in the USA.

7. The Company shall make available to the Importer all technical information, including without limitation the ingredients, composition, quality control parameters, and shall update from time to time, the whole as requested by the Importer in order to permit the Importer to the prepare to the US authorities such documentation as may be required by them for the issuance to the Importer of any importation or other permits required for the performance of its’ obligations hereunder in the USA. The Importer shall use its best efforts to obtain any such permits as may be so required, which shall be an obligation of means and not of result. All such permits shall at all times be and remain the sole and exclusive property of the Importer, and may not be transferred, assigned or otherwise alienated without the Importer’s prior written consent, which may be withheld.

8. The Importer shall translate all information required of the Products in connection with the application for a permit from the Country of Manufacture authorities to import the Products into the USA, as well as all information necessary for the packaging and labeling of Products to be sold in the USA, the whole at no additional cost to the Company, but provided however that the Importer shall have and retain the copyright in all such translations into English.

9. All market surveys, client lists, and related information prepared, compiled or otherwise generated by the Importer shall be and remain its sole and exclusive property both throughout the term of this Agreement and following its termination.

10. Delivery: Title and Risk of Loss: All deliveries of Products sold by Company to Importer pursuant to this Agreement shall be made F.O.B. the Delivery Point at the Company’s Manufacturing Plant, and title to and risk of loss of Products shall pass from Company to the Importer at the Delivery Point. Importer shall be responsible for arranging all transportation of Products, but if requested by Importer, Company shall, at Importer's expense, assist Importer in making such arrangements. Importer shall also procure insurance for the transportation of the Products, and such insurance shall be of a kind and on terms current at the port of shipment. In the event that Company is requested to assist Importer in arranging for transportation, Importer shall reimburse Company for all costs applicable to the Products following their delivery to Importer, including, without limitation, insurance, transportation, loading and unloading, handling and storage. Importer shall pay all charges, including customs duty and sales tax, incurred with respect to the Products following their Delivery to the carrier or forwarder.

11. Relationship of Parties: In the performance of the services contemplated herein, the Importer is and shall act as an independent contractor, maintaining full responsibility and complete control over its activities and those of its employees, agents and servants, if any, and assuming responsibility for all expenses incurred in connection therewith. The Importer is not and shall not act as an employee or servant of the Company, and the Importer consequently does not have, and shall not hold itself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of or which is binding upon the Company.

a.	Importer shall, at its own expense, during the term of this Agreement and any extension thereof, maintain full insurance under any Workmen's Compensation Laws effective in the State or other applicable jurisdiction covering all persons employed by and working for it in connection with the performance of this Agreement, and upon request shall furnish Company with satisfactory evidence of the maintenance of such insurance.

b.	Importer accepts exclusive liability for all contributions and payroll taxes imposed by the US Government or any State or other payments under any laws of similar character in any applicable jurisdiction as to all persons employed by and working for it.

c.	Nothing contained in this Agreement shall be deemed to create any partnership or joint venture relationship between the parties.

12.	Competing Products: Importer agrees that it will not distribute or represent any Products in the USA which compete with the Products during the term of this Agreement or any extensions thereof.

13.	Advertising: Importer shall be entitled, during the term of this Agreement and any extension thereof, to advertise and hold itself out as an authorized Importer and Distributor of the Products.

At all times during the term of this Agreement and any extension thereof, Importer shall use the Trademarks in all advertisements and other activities conducted by Importer to promote the sale of the Products.

	a.	Importer shall submit examples of all proposed advertisements and other promotional materials for the Products to Company for inspection and Importer shall not use any such advertisements or promotional materials without having received the prior written consent of Company to do so.

	b.	Importer shall not, pursuant to this Agreement or otherwise, have or acquire any right, title or interest in or to Company's Trademarks.

14.	Importer Sales, Service and Storage Facilities:

	a.	Importer shall, at its expense, engage and maintain a sales, service and parts handling organization in the USA or such other country as agreed to by the Company, staffed with such experienced personnel as are necessary to enable Importer to perform its obligations under this Agreement.

	b.	Importer shall, at its expense, maintain facilities and personnel in the USA or such other country agreed to by the Company that will enable it promptly and satisfactorily to perform, at a reasonable price, all inspection, maintenance and other necessary servicing of Products sold by Importer. To assist Importer in the discharge of this service and maintenance function, Company shall provide service and maintenance training, without charge, to any reasonable number of Importer's personnel as Importer shall designate.

	c.	Importer shall, at its expense, at all times store and maintain its inventory of Products in accordance with current, applicable instructions issued by Company from time to time.

Importer shall keep in stock an adequate supply of Spare Parts and Accessories for the servicing of Goods. No Spare Parts or Accessories not manufactured by Company shall be used in connection with the Goods unless they have been approved in writing by Company.

	d.	Importer shall, at its expense, deliver one copy of Company's current, applicable operation and maintenance manual to each Customer at the time of sale and, at that time, Importer shall, at its expense, fully explain and demonstrate to the customer the proper method of operating and maintaining the Products.

	e.	Importer shall mail to Company, during the term of this Agreement and any extension thereof, prompt written notice of the address of each location at which products are stored, and the address of each facility established by Importer to sell and service the Products. Company may, through its designated agent, inspect all such locations and facilities and the operations conducted therein at any time during normal business hours.

15.	Disclaimers and Warranty

Warranty Period: Subject to Company’s standard12 month warranty as set out below, subject to the proviso that the purchased Products are used in accordance with the conditions of use and for the purposes designed.

Company warrants to the purchaser of the Products that for the Warranty Period (as defined below), the Products will be free from material defects in materials and workmanship. The foregoing warranty is subject to the proper installation, operation and maintenance of the Products in accordance with installation instructions and the operating manual supplied to the Importer. Warranty claims must be made by the Importer or its Customer in writing within 15 days of the manifestation of a problem. Company's sole obligation under the foregoing warranty is, at Company's option, to repair, replace or correct any such defect that was present at the time of delivery, The "Warranty Period" begins on the date the Equipment is delivered and continues for Twelve (12) months.

a. Any repairs under this warranty must be conducted by an authorized Company service representative.

b. Excluded from the warranty are problems due to accidents, misuse, misapplication, storage damage, negligence, or modification to the Equipment or its components.

c. Company does not authorize any person or party to assume or create for it any other obligation or liability in connection with the Equipment except as set forth herein.

d. WARRANTY HEREIN IS EXCLUSIVE AND IN LIEU OF ALL OTHER INDEMNITIES OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

e. LIMITATION OF LIABILITY: IN NO EVENT SHALL COMPANY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL, CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, OR USE INCURRED BY IMPORTER OR CUSTOMER OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT, OR TORT, OR OTHERWISE EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. COMPANY'S LIABILITY FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THE DEFECTIVE EQUIPMENT. THE PROVISIONS OF THIS AGREEMENT ALLOCATE THE RISKS BETWEEN COMPANY, IMPORTER AND IMPORTER’S CUSTOMER. COMPANY'S PRICING REFLECTS THIS ALLOCATION OF RISK AND BUT FOR THIS ALLOCATION AND LIMITATION OF LIABILITY, COMPANY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT.

16.	Training of Importer: As promptly as practicable after execution of the Agreement, Company shall transmit to the Importer information, materials, manuals and other technical documents necessary to enable Importer to perform its obligations under this Agreement and, in particular, to carry out the warranty repairs pursuant to ARTICLE 15 of this Agreement. Throughout the term of this Agreement and any extension thereof, Company shall continue to give Importer such technical assistance as Importer may reasonably request. Importer shall reimburse Company for all reasonable out-of-pocket expenses incurred by Company in providing technical assistance. The Company at the request of the Importer and at Company’s sole discretion, assist the Importer financially by lending working capital to assist the Importer in complying with the terms of this Agreement.

17. The Importer retains the right, in its sole and unfettered discretion, to assign its rights or delegate its performance hereunder to a third party chosen by the Importer, without being required to obtain the prior written consent of the Company. Any assignment or delegation by the Company of its rights or performance hereunder, or any sale of the business, assets or shares of the Company, including without limitation one or more of the product rights, formulae, name of the Company or of the Products, or any amalgamation or merger of the Company with any third party shall in all such cases be subject to the assumption by such third party of all obligations of the Company to the Importer pursuant to this Agreement, failing which such transaction shall be null and void as regards the Company.

18. All notices, requests, demands and other communications hereunder shall be made in writing with specific reference to this Agreement and shall be deemed to have been delivered on the date of their delivery, if by hand, with a signed acknowledgment of receipt of delivery; or on the Three (3) business day after their transmission, if sent by telex, telegraph or facsimile; or on the Seven (7) business day after the day on which they were mailed by first class, certified or registered mail, if sent by mail, as follows:

if to the Company: No. 5 New Road P.O. Box 388 Belize City, Belize. Facsimile: [501 233 5839]

if to the Importer: 245 East Liberty Street, Suite 200, Reno, Nevada 89501 Facsimile: [775 786 6755]

or to such other address or addresses as may be specified from time to time in a written notice given by such other party.

19. This Agreement shall be binding upon the parties hereto, their heirs, executors, legal representatives, administrators, successors and permitted assigns.

20. This Agreement may be executed electronically and in counterparts and each executed copy of this Agreement shall be considered an original, but such copies together shall constitute but one and the same instrument.

21. Each of the Articles, sections and subsections of this Agreement shall be interpreted separately and the invalidity of any one shall not affect the validity of this Agreement and the other terms and conditions contained herein.

22. This Agreement shall be governed by and interpreted in accordance with the laws of the Laws of the State of Nevada and the laws of the USA applicable therein, and the parties hereby irrevocably nominate the courts of the State of Nevada as the appropriate jurisdiction to hear any dispute which arise under or in connection with this Agreement.

23. Force Majeure : The Company shall not be liable hereunder for delays in the performance of its manufacturing or delivery obligations caused by unforeseen circumstances beyond its control, including, but not limited to, Acts of God, wars, riots, strikes, floods, shortages of labor or materials, labor disputes, inevitable accidents, governmental restrictions or other causes beyond the Company’s control.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed on the date indicated above.

QUADRA ENERGY SYSTEMS INC.	AMECO INDUSTRIES LTD.
Per:	Per:

/s/ Authorized Signatory	/s/ Authorized Signatory
Authorized Signature	Authorized Signature

This is Schedule “A” to that certain Importation and Marketing Agreement dated the 30th day of April 2010

Description of the QES2000 System:

The QES2000 System for “Energy Conversion and Waste Disposal Technology” is a designed leading edge PYROLYSIS technology enabling efficient to convert organic waste to fuel and valuable by-products such as activated carbon, fertilizer, producing no air pollution or ash to be land filled. It is designed to answer the global challenge of waste management of MSW (Municipal Solid Waste), which includes petrochemical compounds such as plastic waste, green waste, coal and tires while providing high recycled-content products and usable forms of power.

The QES2000 System for Energy Conversion and Waste Disposal Methodology consists of:

·	A combined two stage pyrolysis methodology into one system.

·	An advanced combination of thermal cracking and steam cracking technologies.

·	The first stage of the proprietary pyrolysis methodology deals with energy conversion.

·	The second stage of the proprietary pyrolysis methodology deals with the removal of mercury and activated carbon.

·	The end products are:
Fuel oil
Carbon black / activated carbon
Fuel gas
QES proprietary and leading MSW gasification technology converting MSW into synfuel, suitable for a gas turbine generating electricity.

The QES2000 System consists of the following including installation and training of operators, provided however the customer is responsible for electrical and mechanical installations required to connect to the equipment:

40 Feet Container platform
QES2000 REACTOR
Gas & Oil furnace
Heat Exchanger
Oil & Gas treatment system
Oil & Water treatment system
Container modification costs
System installation and piping costs
Air Pollution Control System
Central Control System

Transportation costs ( estimated)
Labor
Technology chip - Control Panel (Taiwan)

ADDITIONAL EQUIPMENT :
Factory steel platform construction
Loading System
Unloading Conveyor with magnetic
separator
Belt Conveyor (15m)
Waste water tank and treatment System
QES Advanced carbon enhancement system
Breaker & cutting machine
QES System Installation & QES Piping
Transportation costs ( estimated)

This is Schedule “B” to that certain Importation and Marketing Agreement dated the 30th day of April 2010

Description of the QES2000 Plant:

The QES2000 Plant consists of the QES2000 System plus the additional items described herein and includes installation and training of operators: Provided however the Customer is responsible for all mechanical and electrical installations necessary to connect to the equipment.

40 Feet Container platform
QES2000 REACTOR
Gas & Oil furnace
Heat Exchanger
Oil & Gas treatment system
Oil & Water treatment system
Container modification costs
System installation and piping costs
Air Pollution Control System
Central Control System
Transportation costs ( estimated)
Labor
Technology chip - Control Panel

ADDITIONAL EQUIPMENT :
Factory steel platform construction
Loading System
Unloading Conveyor with magnetic
separator
Belt Conveyor (15m)
Waste water tank and treatment System
QES Advanced carbon enhancement system
Breaker & cutting machine
QES System Installation & QES Piping
Transportation costs ( estimated)
QES2000 - PLANT DESIGN
AND INSTALLATION
Design & Installation costs

OPTIONAL EQUIPMENT
Weight Measurement Scale
Oil storage tank and pumping system
Magnetic separators for after processing
Waste Separators and Selection System
Forming machine
Carbon black grinding system
Moisture removal system